Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2014 FIRST QUARTER RESULTS

NEW YORK, NY, May 1, 2014 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the first quarter ended March 31, 2014. Operating EBITDA* in the first quarter of 2014 increased markedly to $59.0 million from $32.1 million in the first quarter of 2013 and $27.2 million in the fourth quarter of 2013.

For the first quarter of 2014, our net income increased materially to $21.0 million, or $0.38 per basic and $0.37 per diluted share, from a net loss of $0.6 million, or $0.01 per basic and diluted share, in the first quarter of 2013.

On October 1, 2013, we changed our reporting currency from the Euro to the U.S. dollar.

Summary Financial Highlights

	Q1 2014	Q4 2013	Q1 2013
	(in millions, except per share amounts)
Pulp revenues	$278.5	$258.5	$237.8
Energy and chemical revenues	27.2	24.1	24.0
Operating income	39.2	6.9	12.6
Operating EBITDA	59.0	27.2	32.1
Gain on derivative instruments	3.2	3.8	6.4
Income tax provision	1.9	6.0	1.1
Net income (loss)(1)	21.0	(9.8)	(0.6)
Net income (loss) per share(1)
Basic	0.38	(0.18)	(0.01)
Diluted	0.37	(0.18)	(0.01)
Common shares outstanding at period end	55.9	55.9	55.8

(1)	Attributable to common shareholders.

Summary Operating Highlights

	Q1 2014	Q4 2013	Q1 2013
Pulp production (‘000 ADMTs)	381.8	364.8	361.2
Scheduled production downtime (‘000 ADMTs)	—	22.4	—
Pulp sales (‘000 ADMTs)	381.4	358.6	356.7
Average NBSK pulp list price in Europe ($/ADMT)(1)	920	902	832
Average pulp sales realizations ($/ADMT)(2)	723	713	659
Energy production (‘000 MWh)	466.3	435.8	424.4
Energy sales (‘000 MWh)	201.5	172.5	173.6
Average Spot Currency Exchange Rates:
$ / €(3)	1.3705	1.3619	1.3196
$ / C$(3)	0.9065	0.9530	0.9916

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 9 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “For the first quarter of 2014, our Operating EBITDA increased by approximately 84% and 117% from the comparative and fourth quarters of 2013, respectively. In the current quarter, our mills performed very well and sales volumes increased due to generally strong demand, despite lower than budgeted sales from our Celgar mill in March, primarily due to the work stoppage at Port Metro Vancouver.”

Mr. Lee continued: “Our Stendal mill completed Project Blue Mill in the last quarter of 2013 and is now realizing its benefits in terms of both increased pulp and energy production. In the first quarter of 2014, we had record quarterly production with the Stendal mill having its second best production quarter, while our Rosenthal and Celgar mills also had strong production quarters. Overall, energy production at our mills increased by approximately 10% compared to the same period in 2013 and we had record energy sales volumes. Energy and chemical revenues increased by approximately 13% in the first quarter of 2014 compared to the same period of 2013. We had no scheduled maintenance downtime at any of our mills in the first quarter of 2014.”

Mr. Lee added: “In March 2014, the since settled work stoppage at Port Metro Vancouver, combined with railcar limitations, caused approximately 21,000 ADMTs of NBSK pulp that we had planned to ship in March 2014 to be delayed into the second quarter of 2014.”

Mr. Lee continued: “NBSK list prices continued to increase slowly through the first quarter of 2014 due to steady demand. At the end of the current quarter, list pulp prices in Europe were approximately $925 per ADMT, while list prices in North America and China had marginally increased to $1,030 and $760 per ADMT, respectively. We currently expect some very modest downward price pressure in China in the next quarter but currently expect prices to further improve over the balance of the year.”

Mr. Lee continued: “The NBSK pulp market remained generally balanced at approximately 28 days’ supply at the end of the current quarter. During March, world producer inventories declined by one day, despite shipping delays from Western Canada. We currently expect producer spring maintenance and other mill downtime to keep the NBSK pulp market generally steady in the near term.”

Mr. Lee continued: “On average, our overall per unit fiber costs in the current quarter increased by approximately 4% from the same period in 2013 as higher fiber costs in Germany were only partially offset by lower fiber costs in Canada. Due to a warm winter in Germany, timber harvesting increased and demand from pellet producers decreased, leading to an increase in the supply of wood chips and a better supply of logs. As a result, fiber prices in Germany are currently trending moderately downward. Fiber costs at our Celgar mill decreased compared to the same quarter in the prior year as a result of strong sawmill activity in the region. For the next quarter of 2014, we currently expect fiber costs in Germany to decrease moderately and to remain largely unchanged in Canada.”

Mr. Lee added: “We have scheduled maintenance downtime of ten days, or approximately 14,000 ADMTs, for our Celgar mill in the second quarter and 12 days, or approximately 12,000 ADMTs, for our Rosenthal mill in the third quarter. Our Stendal mill is not scheduled to have major maintenance downtime in 2014. Instead, in the second and fourth quarters of 2014, our Stendal mill will have two two-day maintenance shutdowns, or approximately 3,600 ADMTs for each shutdown.”

Mr. Lee concluded: “We are pleased with our mills’ operating performance in the current quarter. This, along with generally favorable markets and prices, let us generate strong results, despite the continuing weakness of the U.S. dollar to the Euro and the delay in shipments resulting primarily from the Port Metro Vancouver work stoppage. Going forward, our Celgar mill should continue to benefit from the decline of the Canadian dollar versus the U.S. dollar and realize lower fixed costs as a result of its workforce reduction and other initiatives. In addition, in 2014, our Rosenthal mill expects to complete a capital project to enable it to produce and sell tall oil, a chemical by-product. Our recently completed equity issue will provide us with greater operational and financial flexibility. We believe these factors should help position us to further build value for our stakeholders in fiscal 2014.”

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Total revenues for the three months ended March 31, 2014 increased by approximately 17% to $305.7 million from $261.8 million in the same period in 2013, due to higher pulp and energy sales volumes and higher pulp prices. Pulp revenues for the current quarter increased by approximately 17% to $278.5 million from $237.8 million in the comparative quarter of 2013, primarily due to higher sales volumes and price realizations.

Energy and chemical revenues increased by approximately 13% to $27.2 million in the first quarter of 2014 from $24.0 million in the same quarter last year, primarily because of higher production and sales resulting from Project Blue Mill coming online at our Stendal mill at the end of 2013.

Average list prices for NBSK pulp in Europe were approximately $920 per ADMT in the current quarter, compared to approximately $832 per ADMT in the same quarter last year. In the first quarter of 2014, average pulp sales realizations increased by approximately 10% to $723 per ADMT from approximately $659 per ADMT in the same quarter last year, primarily due to higher pulp prices.

Pulp production increased by approximately 6% to 381,785 ADMTs in the current quarter from 361,164 ADMTs in the same quarter of 2013. We have ten days (approximately 14,000 ADMTs) of maintenance downtime scheduled for our Celgar mill in the second quarter of 2014 in order to perform annual maintenance. Our Stendal mill will have a scheduled two-day maintenance shutdown (approximately 3,600 ADMTs) in the second quarter of 2014.

Pulp sales volumes increased by approximately 7% to 381,355 ADMTs in the current quarter from 356,660 ADMTs in the comparative quarter, primarily due to generally strong demand in all our markets.

In the first quarter of 2014, a strike by truckers at Port Metro Vancouver, as well as railcar limitations, caused a delay in shipping of approximately 21,000 ADMTs of pulp from the current quarter to the second quarter of 2014.

Costs and expenses in the first quarter of 2014 increased by approximately 7% to $266.4 million from $249.2 million in the comparative period of 2013, primarily due to higher sales volumes.

On average, our overall per unit fiber costs in the current quarter increased by approximately 4% from the same period in 2013 as higher fiber costs in Germany were only partially offset by lower fiber costs in Canada.

For the first quarter of 2014, our operating income increased over three-fold to $39.2 million from $12.6 million in the comparative quarter of 2013, primarily due to higher pulp sales realizations.

Interest expense in the first quarter of 2014 marginally increased to $17.5 million from $17.4 million in the comparative quarter of 2013.

We recorded a derivative gain of $3.2 million on the mark to market adjustment of our Stendal mill’s interest rate derivative in the current quarter, compared to a net derivative gain of $6.4 million in the same quarter of last year.

During the current quarter, we recorded an income tax expense of $1.9 million, compared to a net income tax expense of $1.1 million in the same quarter of 2013.

The noncontrolling shareholder’s interest in the Stendal mill’s net income in the first quarter of 2014 was $2.1 million, compared to $0.9 million in the same quarter last year.

We reported net income attributable to common shareholders of $21.0 million, or $0.38 per basic and $0.37 per diluted share, for the first quarter of 2014, which included a non-cash unrealized gain of $3.2 million on the Stendal interest rate derivative. In the first quarter of 2013, the net loss attributable to common shareholders was $0.6 million, or $0.01 per basic and diluted share, which included a total non-cash net unrealized gain of $6.2 million on the Stendal interest rate derivative and fixed price pulp swaps.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	As at March 31, 2014		As at December 31, 2013
	(in thousands)
Financial Position
Cash and cash equivalents	$172,109	(1)	$147,728
Working capital	310,294	(1)	306,274
Total assets	1,546,673	(1)	1,548,559
Long-term liabilities	999,707		1,034,743
Total equity	362,140	(1)	348,317

(1)	Does not include net proceeds of approximately $53.6 million from our equity issue in April, 2014.

As at March 31, 2014, we had approximately €28.4 million and C$38.3 million available under our Rosenthal and Celgar revolving credit facilities, respectively.

In March 2014, our Stendal mill received a waiver under its two term credit facilities to: postpone the testing date of its Senior Debt/EBITDA cover ratio to September 30, 2014 from June 30, 2014 and report thereon by November 15, 2014; extend the date by which a portion of the net proceeds of our recent equity offering must be contributed to Stendal to November 17, 2014; and confirm that any such contributed capital shall qualify as an “equity cure” in the event that the Stendal mill is not in compliance with prescribed financial ratio covenants.

On April 2, 2014, we completed our registered public offering of 8,050,000 shares of our common stock at $7.15 per share and realized net proceeds of approximately $53.6 million therefrom.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	As at March 31, 2014		As at December 31, 2013
	(in thousands)
Financial Position
Cash and cash equivalents	$108,046	(1)	$82,910
Working capital	229,271	(1)	211,749
Total assets	873,581	(1)	858,824
Long-term liabilities	395,777		394,821
Total equity	413,725	(1)	412,033

(1)	Does not include net proceeds of approximately $53.6 million from our equity issue in April, 2014.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, May 2, 2014 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through June 2, 2014, over the Internet at http://www.media-server.com/m/p/oj7szvju or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman, CEO & President (604) 684-1099 David M. Gandossi Executive Vice-President, Chief Financial Officer & Secretary (604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)

	March 31, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$172,109	$147,728
Receivables	149,062	135,893
Inventories	149,889	170,908
Prepaid expenses and other	17,513	10,918
Deferred income tax	6,547	6,326

Total current assets	495,120	471,773

Long-term assets
Property, plant and equipment	1,014,511	1,038,631
Deferred note issuance costs and other	20,112	20,998
Deferred income tax	16,930	17,157

	1,051,553	1,076,786

Total assets	$1,546,673	$1,548,559

LIABILITIES
Current liabilities
Accounts payable and other	$120,973	$103,814
Pension and other post-retirement benefit obligations	1,280	1,330
Debt	62,573	60,355

Total current liabilities	184,826	165,499

Long-term liabilities
Debt	885,994	919,017
Interest rate derivative liability	43,262	46,517
Pension and other post-retirement benefit obligations	34,344	35,466
Capital leases and other	19,926	19,293
Deferred income tax	16,181	14,450

	999,707	1,034,743

Total liabilities	1,184,533	1,200,242

EQUITY
Shareholders’ equity
Share capital	329,063	328,549
Paid-in capital	(12,539)	(11,756)
Retained earnings	31,856	10,815
Accumulated other comprehensive income	22,385	31,470

Total shareholders’ equity	370,765	359,078

Noncontrolling interest (deficit)	(8,625)	(10,761)

Total equity	362,140	348,317

Total liabilities and equity	$1,546,673	$1,548,559

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues
Pulp	$278,506	$237,818
Energy and chemicals	27,179	23,967

	305,685	261,785
Costs and expenses
Operating costs	236,304	217,984
Operating depreciation and amortization	19,702	19,450

	49,679	24,351
Selling, general and administrative expenses	10,436	11,744

Operating income	39,243	12,607

Other income (expense)
Interest expense	(17,450)	(17,360)
Gain (loss) on derivative instruments	3,228	6,364
Other income (expense)	6	(92)

Total other income (expense)	(14,216)	(11,088)

Income (loss) before income taxes	25,027	1,519
Income tax benefit (provision)
Current	(122)	4,319
Deferred	(1,728)	(5,464)

Net income (loss)	23,177	374
Less: net income attributable to noncontrolling interest	(2,136)	(935)

Net income (loss) attributable to common shareholders	$21,041	$(561)

Net income (loss) per share attributable to common shareholders
Basic	$0.38	$(0.01)
Diluted	$0.37	$(0.01)

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended March 31,
	2014	2013
Cash flows from (used in) operating activities
Net income (loss)	$23,177	$374
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(3,228)	(6,199)
Depreciation and amortization	19,787	19,533
Deferred income taxes	1,728	5,464
Stock compensation expense	(269)	356
Pension and other post-retirement expense, net of funding	211	160
Other	652	1,562
Changes in working capital
Receivables	(17,332)	(12,813)
Inventories	18,723	7,587
Accounts payable and accrued expenses	22,242	13,992
Other	(6,012)	(1,033)

Net cash from (used in) operating activities	59,679	28,983

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(6,566)	(15,045)
Purchase of intangible assets	(1,740)	—
Proceeds on sale of property, plant and equipment	179	17

Net cash from (used in) investing activities	(8,127)	(15,028)

Cash flows from (used in) financing activities
Repayment of debt	(30,541)	(26,420)
Proceeds from borrowings of debt	—	13,133
Repayment of capital lease obligations	(660)	(924)
Proceeds from sale and lease-back transactions	1,047	—
Proceeds from (repayment of) credit facilities, net	—	7,948
Proceeds from government grants	3,297	972

Net cash from (used in) financing activities	(26,857)	(5,291)

Effect of exchange rate changes on cash and cash equivalents	(314)	(3,988)

Net increase (decrease) in cash and cash equivalents	24,381	4,676
Cash and cash equivalents, beginning of period	147,728	137,439

Cash and cash equivalents, end of period	$172,109	$142,115

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of U.S. dollars)

The terms of the indenture governing our 9.5% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2014 and 2013, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	March 31, 2014
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	$108,046	$64,063	$—	$172,109
Receivables	73,801	75,261	—	149,062
Inventories	93,226	56,663	—	149,889
Prepaid expenses and other	15,005	2,508	—	17,513
Deferred income tax	3,272	3,275	—	6,547

Total current assets	293,350	201,770	—	495,120
Long-term assets
Property, plant and equipment	404,647	609,864	—	1,014,511
Deferred note issuance costs and other	10,702	9,410	—	20,112
Deferred income tax	9,890	7,040	—	16,930
Due from unrestricted group	154,992	—	(154,992)	—

Total assets	$873,581	$828,084	$(154,992)	$1,546,673

LIABILITIES
Current liabilities
Accounts payable and other	$62,799	$58,174	$—	$120,973
Pension and other post-retirement benefit obligations	1,280	—	—	1,280
Debt	—	62,573	—	62,573

Total current liabilities	64,079	120,747	—	184,826
Long-term liabilities
Debt	336,253	549,741	—	885,994
Due to restricted group	—	154,992	(154,992)	—
Interest rate derivative liability	—	43,262	—	43,262
Pension and other post-retirement benefit obligations	34,344	—	—	34,344
Capital leases and other	8,999	10,927	—	19,926
Deferred income tax	16,181	—	—	16,181

Total liabilities	459,856	879,669	(154,992)	1,184,533

EQUITY
Total shareholders’ equity (deficit)	413,725	(42,960)	—	370,765
Noncontrolling interest (deficit)	—	(8,625)	—	(8,625)

Total liabilities and equity	$873,581	$828,084	$(154,992)	$1,546,673

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of U.S. dollars)

	December 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	$82,910	$64,818	$—	$147,728
Receivables	75,987	59,906	—	135,893
Inventories	93,807	77,101	—	170,908
Prepaid expenses and other	7,742	3,176	—	10,918
Deferred income tax	3,273	3,053	—	6,326

Total current assets	263,719	208,054	—	471,773
Long-term assets
Property, plant and equipment	420,373	618,258	—	1,038,631
Deferred note issuance costs and other	10,987	10,011	—	20,998
Deferred income tax	9,894	7,263	—	17,157
Due from unrestricted group	153,851	—	(153,851)	—

Total assets	$858,824	$843,586	$(153,851)	$1,548,559

LIABILITIES
Current liabilities
Accounts payable and other	$49,891	$53,923	$—	$103,814
Pension and other post-retirement benefit obligations	1,330	—	—	1,330
Debt	749	59,606	—	60,355

Total current liabilities	51,970	113,529	—	165,499
Long-term liabilities
Debt	336,382	582,635	—	919,017
Due to restricted group	—	153,851	(153,851)	—
Interest rate derivative liability	—	46,517	—	46,517
Pension and other post-retirement benefit obligations	35,466	—	—	35,466
Capital leases and other	8,523	10,770	—	19,293
Deferred income tax	14,450	—	—	14,450

Total liabilities	446,791	907,302	(153,851)	1,200,242

EQUITY
Total shareholders’ equity (deficit)	412,033	(52,955)	—	359,078
Noncontrolling interest (deficit)	—	(10,761)	—	(10,761)

Total liabilities and equity	$858,824	$843,586	$(153,851)	$1,548,559

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended March 31, 2014
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	$140,797	$137,709	$—	$278,506
Energy and chemicals	8,881	18,298	—	27,179

	149,678	156,007	—	305,685
Operating costs	111,368	124,936	—	236,304
Operating depreciation and amortization	10,574	9,128	—	19,702
Selling, general and administrative expenses	6,451	3,985	—	10,436

	128,393	138,049	—	266,442

Operating income	21,285	17,958	—	39,243

Other income (expense)
Interest expense	(8,518)	(9,072)	140	(17,450)
Gain (loss) on derivative instruments	—	3,228	—	3,228
Other income (expense)	112	34	(140)	6

Total other income (expense)	(8,406)	(5,810)	—	(14,216)

Income (loss) before income taxes	12,879	12,148	—	25,027
Income tax benefit (provision)	(1,752)	(98)	—	(1,850)

Net income (loss)	11,127	12,050	—	23,177
Less: net income attributable to noncontrolling interest	—	(2,136)	—	(2,136)

Net income (loss) attributable to common shareholders	$11,127	$9,914	$—	$21,041

	Three Months Ended March 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	$132,350	$105,468	$—	$237,818
Energy and chemicals	9,361	14,606	—	23,967

	141,711	120,074	—	261,785
Operating costs	118,200	99,784	—	217,984
Operating depreciation and amortization	10,815	8,635	—	19,450
Selling, general and administrative expenses	7,547	4,197	—	11,744

	136,562	112,616	—	249,178

Operating income	5,149	7,458	—	12,607

Other income (expense)
Interest expense	(7,745)	(11,791)	2,176	(17,360)
Gain (loss) on derivative instruments	(456)	6,820	—	6,364
Other income (expense)	2,027	57	(2,176)	(92)

Total other income (expense)	(6,174)	(4,914)	—	(11,088)

Income (loss) before income taxes	(1,025)	2,544	—	1,519
Income tax benefit (provision)	(1,342)	197	—	(1,145)

Net income (loss)	(2,367)	2,741	—	374
Less: net income attributable to noncontrolling interest	—	(935)	—	(935)

Net income (loss) attributable to common shareholders	$(2,367)	$1,806	$—	$(561)

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended March 31, 2014
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	$11,127	$12,050	$23,177
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	—	(3,228)	(3,228)
Depreciation and amortization	10,659	9,128	19,787
Deferred income taxes	1,728	—	1,728
Stock compensation expense	(269)	—	(269)
Pension and other post-retirement expense, net of funding	211	—	211
Other	171	481	652
Changes in working capital
Receivables	(96)	(17,236)	(17,332)
Inventories	(1,589)	20,312	18,723
Accounts payable and accrued expenses	14,683	7,559	22,242
Other(1)	(8,092)	2,080	(6,012)

Net cash from (used in) operating activities	28,533	31,146	59,679

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(2,960)	(3,606)	(6,566)
Purchase of intangible assets	(974)	(766)	(1,740)
Proceeds on sale of property, plant and equipment	134	45	179

Net cash from (used in) investing activities	(3,800)	(4,327)	(8,127)

Cash flows from (used in) financing activities
Repayment of debt	(744)	(29,797)	(30,541)
Repayment of capital lease obligations	(272)	(388)	(660)
Proceeds from sale and lease-back transactions	1,047	—	1,047
Proceeds from government grants	832	2,465	3,297

Net cash from (used in) financing activities	863	(27,720)	(26,857)

Effect of exchange rate changes on cash and cash equivalents	(460)	146	(314)

Net increase (decrease) in cash and cash equivalents	25,136	(755)	24,381
Cash and cash equivalents, beginning of period	82,910	64,818	147,728

Cash and cash equivalents, end of period	$108,046	$64,063	$172,109

(1)	Includes intercompany working capital related transactions.

(7)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended March 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	$(2,367)	$2,741	$374
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	621	(6,820)	(6,199)
Depreciation and amortization	10,898	8,635	19,533
Deferred income taxes	1,309	4,155	5,464
Stock compensation expense	356	—	356
Pension and other post-retirement expense, net of funding	160	—	160
Other	545	1,017	1,562
Changes in working capital
Receivables	(11,011)	(1,802)	(12,813)
Inventories	4,050	3,537	7,587
Accounts payable and accrued expenses	13,871	121	13,992
Other(1)	(2,264)	1,231	(1,033)

Net cash from (used in) operating activities	16,168	12,815	28,983

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(3,492)	(11,553)	(15,045)
Proceeds on sale of property, plant and equipment	17	—	17

Net cash from (used in) investing activities	(3,475)	(11,553)	(15,028)

Cash flows from (used in) financing activities
Repayment of debt	(736)	(25,684)	(26,420)
Proceeds from borrowings of debt	—	13,133	13,133
Repayment of capital lease obligations	(161)	(763)	(924)
Proceeds from (repayment of) credit facilities, net	7,948	—	7,948
Proceeds from government grants	—	972	972

Net cash from (used in) financing activities	7,051	(12,342)	(5,291)

Effect of exchange rate changes on cash and cash equivalents	(1,331)	(2,657)	(3,988)

Net increase (decrease) in cash and cash equivalents	18,413	(13,737)	4,676
Cash and cash equivalents, beginning of period	48,407	89,032	137,439

Cash and cash equivalents, end of period	$66,820	$75,295	$142,115

(1)	Includes intercompany working capital related transactions.

(8)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of U.S. dollars)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended March 31,
	2014	2013
Net income (loss) attributable to common shareholders	$21,041	$(561)
Net income attributable to noncontrolling interest	2,136	935
Income tax provision	1,850	1,145
Interest expense	17,450	17,360
(Gain) loss on derivative instruments	(3,228)	(6,364)
Other (income) expense	(6)	92

Operating income	39,243	12,607
Add: Depreciation and amortization	19,787	19,533

Operating EBITDA	$59,030	$32,140

	Three Months Ended March 31,
	2014	2013
Restricted Group(1)
Net income (loss) attributable to common shareholders	$11,127	$(2,367)
Income tax provision	1,752	1,342
Interest expense	8,518	7,745
(Gain) loss on derivative instruments	—	456
Other (income) expense	(112)	(2,027)

Operating income	21,285	5,149
Add: Depreciation and amortization	10,659	10,898

Operating EBITDA	$31,944	$16,047

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(9)

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